Press Release

Contacts:

Investors	Media
Investor Relations Department	Andrew Prusky
(800) 451-3801	Foamex International Inc.
(610) 859-3114

FOAMEX COMMENCES RIGHTS OFFERING AND SECOND LIEN OFFERING;

PUT OPTION EXERCISE RESULTS IN DEBT REDUCTION OF $100 MILLION

LINWOOD, PA, June 25, 2008 – Foamex International Inc. (OTC: FMXL), a leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that it has commenced its previously announced rights offering and second lien loan offering.

In the rights offering, Foamex is distributing to each holder of record of its common stock as of the close of business on June 20, 2008, at no charge, one right for each share of common stock held by such holder on that date. Each right entitles the holder to purchase 7.132 shares of Foamex common stock at $0.65 per share. In the second lien offering, second lien loan lenders may acquire the Company’s common stock at $0.65 per share using their second lien loans at par value. Holders who exercise rights or assign their second lien loans in the offerings prior to 5:00 p.m., Eastern time, on July 9, 2008, will receive a premium, payable in shares of common stock, equal to 2% of the shares acquired in the offering on or prior to such date. The rights offering and second lien offering each expire at 5:00 p.m., Eastern time, on July 24, 2008, unless the Company extends them. The Company currently has no plans to extend the offerings.

In addition, in connection with the offerings, the Company has sold $100 million of the Company’s common stock at $0.65 per share pursuant to the previously announced put option to certain stockholders. The purchase price for such shares was paid by assignment to the Company of second lien loans. Pursuant to the terms of the put option, the Company also issued approximately 12.8 million shares to these stockholders as a put option premium.

The rights offering and second lien offering materials, including a prospectus for each offering, will be mailed to eligible record holders of the Company’s common stock and second lien loans, respectively, on or about June 26, 2008. Those eligible stockholders that hold their shares through a bank, brokerage firm, or other nominee should receive the rights offering materials from their bank, broker or nominee. Copies of the prospectus relating to the rights offering and the prospectus relating to the second lien offering also may be obtained from Foamex International Inc.’s Investor Relations Department (1000 Columbia Avenue, Linwood, Pennsylvania 19061, ((800) 451-3801) or the Securities and Exchange Commission’s web site at http://www.sec.gov.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

# # #